UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2015 (September 16, 2015)

HealthWarehouse.com, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13117	22-2413505
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7107 Industrial Road
Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 748-7001

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement.

Healthwarehouse.com (the “Company”) is a party to a Loan and Security Agreement, dated as of March 28, 2013, as amended on March 9, 2015 and September 8, 2015 (the “Loan Agreement”), with Melrose Capital Advisors, LLC (the “Lender”).  Under the terms of the Loan Agreement, the Company borrowed an aggregate of $750,000 from the Lender (the “Loan”).  The Loan is evidenced by a promissory note in the face amount of $750,000, as amended (the “Senior Note”).  The principal amount and all unpaid accrued interest on the Senior Note is payable on November 1, 2015, or earlier in the event of default or a sale or liquidation of the Company.

The Company granted the Lender a first priority security interest in all of the Company’s assets, in order to secure the Company’s obligation to repay the Loan, including a Deposit Account Control Agreement, dated as of August 18, 2014, which grants the Lender a security interest in certain bank accounts of the Company.  Upon the occurrence of an event of default, the Lender has the right to impose interest at a rate equal to five percent (5.0%) per annum above the otherwise applicable interest rate. The repayment of the Loan may be accelerated prior to the maturity date upon certain specified events of default, including failure to pay, bankruptcy, breach of covenant, and breach of representations and warranties.

On August 27, 2015, Northlich, a vendor of the Company, was granted an order of garnishment against the Company’s funds held in a bank account in the amount of $83,766 for an unpaid debt in the Court of Justice, Boone Circuit Court, Commonwealth of Kentucky.  On September 16, 2015, the Lender filed a Motion to Intervene in the Boone Circuit Court, requesting to intercede in the garnishment action on the grounds that it has a superior lien on all funds being held in the Company’s bank accounts.  A hearing on the Motion to Intervene has been scheduled for October 6, 2015.  In addition, the Lender has notified the Company that as a result of the garnishment action, an event of default has occurred on the Senior Note and the Loan is in default and is immediately payable.  The Company is working with the Lender to cure the default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTHWAREHOUSE.COM, INC.

Date: September 22, 2015	By: /s/ Lalit Dhadphale
Lalit Dhadphale
President and Chief Executive Officer